UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 6, 2006
KENSINGTON BANKSHARES, INC.
(Registrant’s telephone number, including area code)

Florida	333-89952	59-3709535

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13246 North Dale Mabry Highway
Tampa, Florida 33624

(Address of principal executive offices)
(813) 961-6200

(Registrant’s telephone number, including area code)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13-34(c) under the Exchange Act (17 CFT 240-13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.
The Merger Agreement
          On March 6, 2006, Kensington Bankshares, Inc. (“Kensington”) and The Banc Corporation (“Banc Corporation”) entered into a definitive agreement (the “Merger Agreement”) under which Kensington will merge with and into Banc Corporation in a stock transaction (the “Merger”). Under the terms of the Merger Agreement, Banc Corporation will exchange 1.60 shares of its common stock for each share of Kensington common stock. Based on an average 10-day market closing price of Banc Corporation common stock from January 10-24, 2006 of $11.43 per share, the transaction would be valued at $71.2 million. The actual value at consummation of the Merger will be based on Banc Corporation’s share price at that time.
          Kensington and Banc Corporation intend to file a joint prospectus/proxy statement in connection with the meeting of their respective shareholders to be held connection with the proposed Merger. Completion of the merger of Kensington into Banc Corporation is subject to the approval of the transaction by the shareholders of both companies, the receipt of required regulatory approvals, and the satisfaction of usual and customary closing conditions. The Merger Agreement contains certain termination rights for both Kensington and Banc Corporation, and further provides that, upon termination of the Merger Agreement under specified circumstances, Kensington may be required to pay Banc Corporation a termination fee.
          This description of the Merger is qualified in its entirely by the terms and conditions of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto, and is incorporated herein by this reference.
Additional Information About the Merger and Where to Find It
          Kensington and Banc Corporation intend to file with the Securities and Exchange Commission (the “SEC”) a joint prospectus/proxy statement and other relevant materials in connection with the proposed acquisition of Kensington by Banc Corporation pursuant to the terms of the definitive Merger Agreement. The prospectus/proxy statement will be mailed to the shareholders of Kensington and Banc Corporation in connection with their respective votes on the proposed Merger. Shareholders of Kensington are urged to read the prospectus/proxy statement and the other relevant materials when they become available, before making any voting or investment decision with respect to the Merger, because such documents will contain important information about Kensington, Banc Corporation and the proposed Merger. The prospectus/proxy statement and other relevant materials (when they become available), and any other documents filed by Kensington or Banc Corporation with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Kensington, and/or Banc Corporation by contacting Gerald Archibald, CEO and President of Kensington, at (813) 961-6200, or Tom Jung, Executive Vice President of Banc Corporation, at (205) 327-3547.
          Kensington, Banc Corporation and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of their respective shareholders in connection with the proposed Merger. Shareholders may obtain more detailed information regarding the names, affiliations and interests of such officers and directors in the solicitation by reading the prospectus/proxy statement and other documents filed with the SEC when they become available.

Item 5.03 Amendment to Articles of Incorporation of Bylaws; Change in Fiscal Year.
          Effective April 25, 2006, Kensington’s Board of Directors amended the Bylaws of Kensington to increase the authorized number of directors from two to four, in order to effectuate the prior election of two additional persons to the Board of Directors. The full text of the Bylaws, as amended, is attached hereto as Exhibit 3.1.
Item 7.01 Regulation FD Disclosure.
          On March 6, 2006, Kensington and Banc Corporation issued a joint press release announcing their entry into the definitive merger agreement described in Item 1.01, above. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
          The following exhibits are furnished with this report on Form 8-K
     (d) Exhibits

Exhibit 2.1	Agreement and Plan of Merger between Kensington Bankshares, Inc. and The Banc Corporation, dated March 6, 2006.

Exhibit 3.1	Bylaws of the Registrant, as amended April 25, 2006.

Exhibit 99.1	Joint Press Release of Kensington Bankshares, Inc. and The Banc Corporation, dated March 6, 2006.
This Form 8-K and its attachments contain forward-looking statements that involve risks and uncertainties concerning Kensington Bankshares, Inc. and its proposed acquisition by The Banc Corporation, Kensington’s and the resultant company’s expected financial performance, as well as strategic and operational plans. Actual events or results may differ materially from those described in this Form 8-K due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the Merger may not close, or that the closing my be delayed; the reaction of customers of Kensington and Banc Corporation; Banc Corporation’s ability to successfully integrate Kensington’s operations and employees; and general economic conditions. In addition, please refer to documents that Kensington and Banc Corporation file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by each of Kensington and Banc Corporation identify and address other important factors that could cause the companies respective financial and operational results to differ materially from those contained in the forward-looking statements set forth in this Form 8-K. Kensington and Banc Corporation are under no duty to update any of the forward-looking statements after the date of this Form 8-K to conform to actual results.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSINGTON BANKSHARES, INC.

Date: April 26, 2006	By:	/s/ Gerald K. Archibald

	Name:	Gerald K. Archibald
	Title:	President and Chief Executive Officer